UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

Cell Genesys, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 10, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Cell Genesys, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Tuesday, June 10, 2008 at 11:00 a.m., local time, at the Company’s offices at 500 Forbes Boulevard, South San Francisco, California 94080, for the following purposes:

1. To elect nine directors to serve on the board of directors until the next annual meeting of stockholders or until their successors are duly elected and qualified.

2. To amend the Company’s Certificate of Incorporation to increase the number of shares of the Company’s common stock that the Company has the authority to issue from 150,000,000 shares to 275,000,000 shares.

3. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008.

4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this notice.

Only stockholders of record at the close of business on April 14, 2008 are entitled to notice of and to vote at the meeting and any adjournment thereof. A list of those stockholders will be maintained and open for examination by any of our stockholders, for any purpose germane to the Annual Meeting, during regular business hours at the address listed above for ten days prior to the meeting.

We are pleased to take advantage of new Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe the new rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

Your vote is very important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible.

On behalf of our Board of Directors, thank you for your participation in this important annual process.

Sincerely,

/s/ SHARON E. TETLOW
Secretary

South San Francisco, California

April 17, 2008

IMPORTANT:

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY PROXY OVER THE INTERNET, OR IF YOU REQUEST PRINTED COPIES OF THE PROXY MATERIALS BY MAIL, YOU CAN ALSO VOTE BY MAIL OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS PROVIDED IN THE NOTICE.

CELL GENESYS, INC.

500 Forbes Boulevard

South San Francisco, CA 94080

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of Cell Genesys, Inc., a Delaware corporation (“Cell Genesys,” the “Company,” “we,” “us” or “our”), of proxies to be voted at our Annual Meeting of Stockholders to be held at our offices at 500 Forbes Boulevard, South San Francisco, California 94080 on Tuesday, June 10, 2008 at 11:00 a.m., local time, and at any adjournment of the Annual Meeting.

We intend to mail a Notice of Internet Availability of Proxy Materials and make these proxy solicitation materials and accompanying 2007 Annual Report available on the Internet to all stockholders entitled to vote at the annual meeting or, if you have requested previously, deliver printed version of these materials by mail on or about May 1, 2008.

Who is entitled to vote?

Holders of record of our common stock at the close of business on April 14, 2008 are entitled to notice of and to vote at the annual meeting. As of that date, 78,755,234 shares of our common stock were issued and outstanding and entitled to vote.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to the new rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending the Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a web site referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice of Internet Availability of Proxy Materials will provide you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings of stockholders on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.” The Notice of Internet Availability of Proxy Materials or, if you have requested previously, the printed version of these proxy materials, are sent to you by mail directly by us.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Internet Availability of Proxy

Materials is forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares held in your account.

If I am a stockholder of record of Cell Genesys stock, how do I vote?

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or, if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or, if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone.

What can I do to change my mind after I vote my shares?

A stockholder of record may revoke its proxy at any time before it is used by delivering to the secretary of the company:

•	written notice of revocation,

•	a duly executed proxy bearing a later date or time than that of the previously submitted proxy, or

•	a later dated vote by the Internet, telephone, or a ballot cast in person at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person if you obtain a legal proxy as described in the answer to the previous question. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

What shares are included on the proxy card?

If you are a stockholder of record you will receive only one proxy card for all the shares you hold:

•	in certificate form

•	in book-entry form

If you are a beneficial owner, you will receive voting instructions, and information regarding consolidation of your vote, from your bank, broker or other holder of record.

Who will pay for the cost of soliciting votes for the meeting?

We pay the cost of soliciting proxies. We may reimburse brokerage firms and other persons representing beneficial owners of stock for their reasonable expenses in forwarding solicitation materials to beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, without additional compensation, by telephone, facsimile or letter. We have retained Morrow & Co., Inc. to assist in the solicitation of proxies from stockholders. Morrow & Co., Inc. will receive a solicitation fee of approximately $6,500 plus reimbursement of out-of-pocket expenses.

What are the voting requirements to elect the directors and to approve each of the proposals discussed on the proxy statement?

Proposal	Vote Required
Election of Directors	Plurality of votes cast
Amendment to Certificate of Incorporation	Votes representing a majority of outstanding shares of Common Stock
Ratification of Ernst & Young LLP	Majority of votes cast

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote shall constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Election of Directors: A plurality of the votes duly cast is required for the election of directors. As a result, only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a director. Abstentions and broker non-votes are not counted for purposes of the election of directors. Every stockholder voting in the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such stockholder, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more candidates than the number of directors to be elected. However, no stockholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting, and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate votes. By contrast, for all other matters, each share has one vote.

Amendment of Certificate of Incorporation to Increase Number of Authorized Shares: The affirmative votes of at least a majority of all outstanding shares of common stock is required for approval of our board of directors’ proposal to increase the number of authorized shares.

Ratification of Ernst & Young LLP: Under our bylaws, the votes cast “for” must exceed the votes cast “against” to approve the ratification of Ernst & Young LLP as our independent registered public accounting firm. Abstentions and, if applicable, broker non-votes, are not counted as votes “for” or “against” for this proposal.

Could other matters be decided at the Annual Meeting?

As of the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration, the proxy committee appointed by our board of directors (the persons named in your proxy card if you are a stockholder of record) will have the discretion to vote on those matters for you.

Who will count the vote?

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of the election.

What is the deadline for receipt of stockholder proposals?

Proposals for our 2009 Annual Meeting of Stockholders must be received by us no later than December 10, 2008 in order to be considered for inclusion in the proxy statement and form of proxy relating to our 2009 Annual Meeting of Stockholders.

The proxy holders for our 2009 Annual Meeting of Stockholders will have discretionary authority to vote as they see fit on any stockholder proposal at the meeting that is received by us after February 23, 2009. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, the proxy holders may exercise discretionary voting authority under proxies that we solicit to vote in accordance with their best judgment on any such stockholder proposal or nomination.

The proxy card grants the persons named as proxies discretionary authority to vote on any matter raised at the Annual Meeting that is not included in this Proxy Statement. We have not been notified by any stockholder of his or her intent to present a new stockholder proposal at the Annual Meeting.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice of Internet Availability of Proxy Materials, or if the stockholders have requested previously, the printed version of these proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Internet Availability of Proxy Materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of such document for your household, please contact our transfer agent, Computershare Trust Company, N.A. (in writing: P.O. Box 43078, Providence, Rhode Island 02940-3078; or by telephone: 1-781-575-2879).

If you participate in householding and wish to receive a separate copy of the Notice of Internet Availability of Proxy Materials, or if you do not wish to participate in householding and prefer to receive separate copies of such document in the future, please contact Computershare Trust Company as indicated above.

Beneficial owners can request information about householding from their banks, brokers or other holders of record.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our board of directors currently has nine directors. Each of these nine directors is standing for re-election, to hold office until the next annual meeting of stockholders or until a successor has been duly elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for our nine nominees named below, all of whom are currently our directors. If any of our nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the board of directors to fill the vacancy. We are not currently aware of any nominee who will be unable or decline to serve as a director. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting (if applicable) as will ensure the election of as many of the nominees listed below as possible and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

Information regarding each nominee is provided below.

Name	Age(1)	Position
Stephen A. Sherwin, M.D.	59	Chairman of the Board and Chief Executive Officer of the Company
David W. Carter	69	Retired Chief Executive Officer of Xenogen Corporation
Nancy M. Crowell	59	Retired Partner of Flagship Ventures
James M. Gower	59	Chairman of the Board and Chief Executive Officer of Rigel Pharmaceuticals, Inc.
John T. Potts, Jr., M.D.	75	Physician-in-Chief and Director of Research Emeritus, Massachusetts General Hospital; Jackson Distinguished Professor of Clinical Medicine, Harvard Medical School
Thomas E. Shenk, Ph.D.	61	Elkins Professor, Department of Molecular Biology, Princeton University
Eugene L. Step	78	Retired Executive Vice President and President, Pharmaceutical Division, Eli Lilly and Company
Inder M. Verma, Ph.D.	60	ACS Professor of Molecular Biology and Virology, The Salk Institute
Dennis L. Winger	60	Senior Vice President and Chief Financial Officer of Applera Corporation

(1)	As of February 12, 2008.

Dr. Sherwin, chairman of the board and chief executive officer, joined Cell Genesys in March 1990. Dr. Sherwin has served as chief executive officer since the Company’s inception, and in March 1994 he was elected to the additional position of chairman of the board of directors. From 1983 to 1990, Dr. Sherwin held various positions at Genentech, Inc., a biotechnology company, most recently as vice president of clinical research. Prior to 1983, Dr. Sherwin was on the staff of the National Cancer Institute. Dr. Sherwin currently serves as the chairman of the board of Ceregene, Inc., a former subsidiary of Cell Genesys, which he co-founded in 2001. Dr. Sherwin was also a co-founder of Abgenix, Inc, another former subsidiary of Cell Genesys, which was acquired by Amgen in 2006. He is also a director of Neurocrine Biosciences, Inc. and Rigel Pharmaceuticals, Inc. Dr. Sherwin, who also serves as a board member and chair of the emerging companies section of the Biotechnology Industry Organization, holds a B.A. in biology from Yale University, an M.D. from Harvard Medical School and is board-certified in internal medicine and medical oncology.

Mr. Carter has served as a director of Cell Genesys since May 1997. Mr. Carter served as chairman of the board of directors and chief executive officer of Xenogen Corporation from November 1997 to August 2006.

Mr. Carter has served as a director of Caliper Life Sciences, Inc. since its acquisition of Xenogen Corporation in August 2006. From 1991 to 1997, Mr. Carter served as president, chief executive officer and chairman of the board of directors of Somatix Therapy Corporation. Prior to 1991, he was president and chief operating officer of Northfield Laboratories. Mr. Carter also serves as a director of ImmunoGen, Inc. and Cobalt Biofuels, Inc. Mr. Carter also serves as the chairman of the board of directors of Origen Therapeutics, Inc. Mr. Carter served as director of Ceregene, Inc. from 2001 to 2004. Mr. Carter received a B.A. and an M.B.A. from Indiana University.

Ms. Crowell has served as a director of Cell Genesys since October 2000. From May 2000 until her retirement in December 2005, Ms. Crowell was a partner of Flagship Ventures. From 1989 to 1999, Ms. Crowell was a partner and managing director at Cowen & Company. Ms. Crowell founded and managed Cowen’s healthcare investment banking practice. Prior to that, Ms. Crowell held various investment banking and research positions at Robert Fleming, Dean Witter Reynolds, Merrill Lynch and Citibank International. She has been involved in key financings and strategic transactions for many companies in the biotechnology sector including Celera Genomics Corporation, Cephalon, Inc., Genzyme Corporation, Myriad Genetics, Inc., Vertex Pharmaceuticals, Inc. and Vical, Inc. Ms. Crowell is a director of Renovis, Inc. Ms. Crowell holds an M.B.A. from the Haas Graduate School of Business at the University of California, Berkeley and a B.A. from Wellesley College.

Mr. Gower has served as a director of Cell Genesys since July 1996. In 1996, Mr. Gower became chairman and chief executive officer of Rigel Pharmaceuticals, Inc. From 1992 to 1996, Mr. Gower served as president and chief executive officer of Tularik, Inc. From 1981 to 1990, he held several positions with Genentech, Inc., most recently as senior vice president responsible for sales, marketing, business development and product planning. From 1972 to 1981, Mr. Gower served in a variety of positions in sales and marketing at American Hospital Supply Corporation, most recently as vice president of marketing. Mr. Gower received a B.S. in operations research and an M.B.A. from the University of Tennessee.

Dr. Potts has served as a director of Cell Genesys since May 1997. His career spans more than 40 years of service in science and medicine. Dr. Potts is currently the Jackson Distinguished Professor of Clinical Medicine at Harvard Medical School. After medical training at the University of Pennsylvania, he did his internship and residency at Massachusetts General Hospital (MGH) from 1957 to 1959, then went to the National Institutes of Health (NIH) to work with Nobel laureate Christian Anfinsen in protein chemistry. Dr. Potts remained at the NIH from 1959 to 1968, when he returned to the MGH as chief of endocrinology. He served as chairman of the Department of Medicine and physician-in-chief from 1981 to 1996. In his role as director of research from 1995 to 2004, Dr. Potts was responsible for developing policies and strategies for preserving and strengthening the extensive scientific research effort at MGH, an endeavor which he continues to the present. The author or co-author of more than 500 scientific publications, he is a member of the National Academy of Sciences, the Institute of Medicine, and the American Academy of Arts and Sciences. Dr. Potts is a director of ReceptorBase, Inc. and Zeltiq Aesthetics, a founder of Radius Health, Inc., and a member of the Scientific Advisory Boards of MPM Capital and HealthCare Ventures, as well as the Medical Advisory Board of Cell Genesys.

Dr. Shenk has served as a director of Cell Genesys since August 2001. Dr. Shenk has been Elkins Professor of Molecular Biology at Princeton University since 1984 and is a world-renowned expert in virology and gene therapy who brings over 20 years of experience in the biopharmaceutical field. Dr. Shenk is a member of the National Academy of Sciences, the Institute of Medicine, the American Academy of Arts and Sciences and the American Academy of Microbiology. He is a past president of the American Society for Virology and of the American Society for Microbiology, and has published more than 240 scientific papers in various journals. Dr. Shenk is also a member of the board of directors of Merck & Co., Inc. and CV Therapeutics, Inc. Dr. Shenk, who trained as a postdoctoral fellow in molecular biology at Stanford Medical Center, received a B.S. in biology from the University of Detroit and a Ph.D. in microbiology from Rutgers University.

Mr. Step has served as a director of Cell Genesys since February 1993. From 1973 until his retirement in 1992, Mr. Step served in various positions in senior management of Eli Lilly and Company, most recently as executive vice president, president of the pharmaceutical division and a member of the board of directors and its executive committee. Mr. Step is a past chairman of the board of the Pharmaceutical Manufacturers Association and a past president of the International Federation of Pharmaceutical Manufacturers & Associations. Mr. Step served as a director of Ceregene, Inc. from 2001 to January 2007. Mr. Step holds a B.A. in economics from the University of Nebraska and an M.S. in finance and accounting from the University of Illinois.

Dr. Verma has served as a director of Cell Genesys since May 1997. Dr. Verma joined The Salk Institute in 1974 and is currently co-director of the Laboratory of Genetics. Currently, Dr. Verma is also an adjunct professor, department of biology, at the University of California, San Diego and has been a member of the faculty since 1979. Dr. Verma is also a member of the National Academy of Sciences and the Institute of Medicine and is past president of the American Society for Gene Therapy. Dr. Verma served as a director of Ceregene, Inc. from 2001 to 2004. Dr. Verma holds a degree in Biochemistry from the Lucknow University in India and a Ph.D. in Biochemistry from the Weizmann Institute in Rehovoth, Israel.

Mr. Winger has served as a director of Cell Genesys since January 2004. Mr. Winger currently serves as senior vice president and chief financial officer of Applera Corporation and was previously senior vice president of finance and administration and chief financial officer of Chiron Corporation. Prior to that, Mr. Winger held various senior financial management positions including chief financial officer at Cooper Companies, Inc. Mr. Winger is a director of Cephalon, Inc. Mr. Winger holds an M.B.A. from Columbia University Graduate School of Business and a B.A. from Siena College. Mr. Winger also serves on the Board of Trustees of Siena College.

There are no family relationships among our directors or executive officers.

CORPORATE GOVERNANCE

Corporate Governance Policies and Practices

We and our board of directors are committed to high standards of corporate governance as an important component in building and maintaining stockholder value. To this end, we regularly review our corporate governance policies and practices to ensure that they are consistent with the high standards of other companies. Our corporate governance policy is posted in the “Corporate Governance” section of our web site at http://www.cellgenesys.com/investing-corporate-governance.shtml. We also closely monitor guidance issued or proposed by the SEC, the rules of the Nasdaq Stock Market, and the provisions of the Sarbanes-Oxley Act, as well as the emerging best practices of other companies.

Director Independence

•

We have confirmed that all of the nominees, except Dr. Sherwin, and that each member of the audit committee, the nominating and governance committee and the compensation committee satisfies the definition of “independent director” as established in the Nasdaq Stock Market listing standards, including for audit committee members the additional independence requirements mandated by the Nasdaq Stock Market listing standards.

•

Our independent directors hold formal meetings convened separately from management, which meetings do not include our chairman of the board and chief executive officer and are chaired by Ms. Crowell, chairperson of our nominating and governance committee, who is an independent director.

•

Each director and executive officer is annually obligated to complete a director and officer questionnaire, which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.

More details on our corporate governance initiatives, including copies of our Code of Business Conduct and Ethics, our audit committee charter, disclosure committee charter, compensation committee charter and nominating and governance committee charter can be found in the “Corporate Governance” section of our web site at http://www.cellgenesys.com/investing-corporate-governance.shtml.

Policy for Director Recommendations and Nominations

The nominating and governance committee considers candidates for board membership recommended by the board of directors, management and our stockholders. It is the policy of the nominating and governance committee to consider recommendations for candidates to the board of directors from stockholders who have held no less than five percent of our total outstanding shares continuously for at least twelve months prior to the date of the submission of the recommendation. The nominating and governance committee will consider persons recommended by these stockholders in the same manner as a nominee recommended by members of the board of directors or management.

A stockholder that desires to recommend a candidate for election to the board of directors should make the recommendation in writing by letter to us, attention of:

Chairperson of the Nominating and Governance Committee

c/o Cell Genesys, Inc.

500 Forbes Boulevard

South San Francisco, CA 94080

The recommendation must include:

•	the candidate’s name, home and business contact information;

•	detailed biographical data and relevant qualifications;

•	a signed letter from the candidate confirming willingness to serve;

•	information regarding any relationships between the candidate and us within the last three years; and

•	evidence of the required ownership of common stock by the recommending stockholder.

In addition, a stockholder may nominate a person directly for election to the board of directors at the annual meeting of our stockholders, provided the stockholder meets the requirements provided in our bylaws and the rules and regulations of the SEC related to stockholder proposals. The process for properly submitting a stockholder proposal, at an annual meeting including a proposal to nominate a person for election to the board of directors, is described above in the section entitled “What is the deadline for receipt of stockholder proposals?”

Where the nominating and governance committee has either identified a prospective nominee or determines that an additional or replacement director is required, the nominating and governance committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the board of directors or management. In its evaluation of director candidates, including the members of the board of directors eligible for re-election, the committee considers a number of factors, including the following:

•	the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board;

•	such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service and potential conflicts of interest; and

•	such other factors as the committee may consider appropriate.

The nominating and governance committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the board:

•	the highest personal and professional ethics and integrity;

•	proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•	skills that are complementary to those of the existing board members;

•	the ability to assist and support management and make significant contributions to our success; and

•	an understanding of the fiduciary responsibilities that is required of a member of the board and the commitment of time and energy necessary to diligently carry out those responsibilities.

In connection with its evaluation, the nominating and governance committee determines whether it will interview potential nominees. After completing the evaluation and interview, the nominating and governance committee makes a recommendation to the full board of directors as to the persons who should be nominated to the board, and the board of the directors determines the actual nominees after considering the recommendation and report of the nominating and governance committee.

Stockholder Communications to Directors

Stockholders may communicate directly with the members of our board of directors by sending an email to the chairperson of the nominating and governance committee at boardofdirectors@cellgenesys.com. The corporate compliance officer monitors these communications and ensures that summaries of all received messages are provided to the board of directors at its regularly scheduled meetings. Where the nature of a communication warrants, the corporate compliance officer may decide to obtain the more immediate attention of the appropriate committee of the board of directors or a non-management director, or our management or independent advisors, as appropriate. The corporate compliance officer also determines whether any response to a stockholder communication is necessary or warranted, and whether further action is required.

Code of Business Conduct and Ethics

The board of directors has adopted a Code of Business Conduct and Ethics that is applicable to all employees, officers and directors of Cell Genesys, including our senior financial and executive officers. This Code of Business Conduct and Ethics is intended to deter wrongdoing and promote ethical conduct among our directors, executive officers and employees. The Code of Business Conduct and Ethics is available on our web site at http://www.cellgenesys.com/investing-corporate-governance.shtml. We also intend to post amendments to or waivers from the Code of Business Conduct and Ethics on our web site as required by applicable law. We have not granted any waiver from the Code of Business Conduct and Ethics since its inception.

Other Governance Matters

•	We have adopted an Insider Trading Policy designed to assist directors, officers and employees in complying with securities law requirements and avoiding the appearance of improper trading.

•	We have established a policy whereby the board reviews its own performance on an annual basis.

•	We have prohibited loans and extensions of credit to our officers and directors pursuant to securities law requirements.

•	We have adopted a Whistleblower Policy designed to enable confidential and anonymous reporting of complaints, accounting, internal control or auditing issues.

•	We have established a Disclosure Committee to help ensure all disclosures made by us are accurate, complete and made on a timely basis.

Board Meetings and Committees

Our board of directors held a total of six meetings during the fiscal year ended December 31, 2007. No incumbent director attended fewer than 80 percent of the total number of meetings of the board of directors and its committees of which he or she was a member, if any. We have adopted a policy that encourages members of the board of directors to attend all meetings, including meetings of committees on which they serve and the annual meeting of stockholders. Last year, Dr. Sherwin, our chairman of the board and chief executive officer, attended and led the 2007 Annual Meeting of Stockholders.

Our board of directors has an audit committee, a compensation committee and a nominating and governance committee, each of which has adopted a written charter which is reviewed annually. The charters of the committees are available on our web site at http://www.cellgenesys.com/investing-corporate-governance.shtml.

The table below provides 2007 membership and meeting information for each of the board committees.

Name	Audit		Compensation		Nominating and Governance
Dr. Sherwin
Mr. Carter					X
Ms. Crowell	X				X	*
Mr. Gower
Dr. Potts			X	*	X
Dr. Shenk			X
Mr. Step	X		X
Dr. Verma
Mr. Winger(1)	X	*
2007 Meetings	9		8		1

*	Committee Chair
(1)	The board of directors has determined that Mr. Winger is qualified as an audit committee financial expert within the meaning of the rules of the SEC and the Nasdaq Stock Market.

Audit Committee. The audit committee’s responsibilities include the following:

•	engaging the services of an independent registered public accounting firm and exercising its authority over the independent registered public accounting firm’s rotation policy;

•	retaining independent consultants and experts as it sees fit, at our expense;

•	pre-approving related party transactions and all audit and non-audit services provided by our independent registered public accounting firm;

•	holding regular executive sessions with our independent registered public accounting firm, our chief financial officer and our other officers directly, as it considers appropriate;

•	reviewing and approving the scope of the audit and other services performed by our independent public accounting firm;

•	reviewing and evaluating our accounting principles and our systems of internal accounting controls;

•	serving as our qualified legal compliance committee (QLCC); and

•	establishing a formal complaint monitoring procedure (Whistleblower Policy) to enable confidential and anonymous reporting to the audit committee.

All audit committee members possess the level of financial literacy required by Nasdaq Stock Market Rules. The report of the audit committee for the fiscal year ended December 31, 2007 is included in these proxy solicitation materials.

Compensation Committee. The compensation committee’s responsibilities include the following:

•

reviewing and approving the compensation of, and grants of stock options to, our executive officers; except that those pertaining to our chief executive officer are ratified by the full board of directors;

•	setting corporate objectives relevant to executive compensation and reviewing executive officer performance in light of these objectives;

•	reviewing and making recommendations to the full board of directors concerning employment agreements, severance arrangements and applicable change in control agreements for our executive officers;

•	administering, amending and interpreting our equity incentive plans and benefits programs;

•	reviewing and discussing with management our Compensation Discussion and Analysis and recommending to the board the inclusion of the Compensation Discussion and Analysis in the proxy; and

•	reviewing the performance of the compensation committee annually.

For a description of the compensation committee’s processes and procedures for the consideration and determination of executive compensation, please see the “Compensation Discussion and Analysis” below. The compensation committee may not delegate any of its power or authority to any subcommittee.

Compensation Committee Interlocks and Insider Participation

The board of directors has determined that each member of the compensation committee is a “non-employee director” as defined in the Securities Exchange Act of 1934, as amended. The compensation committee approves the salaries and incentive compensation of our officers, except that those pertaining to our chief executive officer are ratified by the full board of directors. Dr. Sherwin, our chairman of the board and chief executive officer, is not a member of the compensation committee and cannot vote on matters decided by the compensation committee. He participates in compensation committee discussions regarding salaries and incentive compensation for our employees, except that Dr. Sherwin is excluded from discussions regarding his own salary and incentive compensation. None of the members of our compensation committees is or has been an officer or an employee of ours. None of our executive officers has served on the board of directors or compensation committee of any other entity, any of whose officers served on our compensation committee, and none of our executive officers has served on the compensation committee of any other entity, any of whose officers served on our board of directors.

Nominating and Governance Committee. The nominating and governance committee’s responsibilities include the following:

•	making recommendations as to the size and composition of the board;

•	reviewing qualifications of potential candidates for election to the board;

•	recommending the slate of nominees for presentation at the annual stockholders’ meeting;

•	making recommendations with respect to the membership of committees;

•	assessing the performance of the board and its members;

•	succession planning; and

•	overseeing issues of corporate governance as they apply to us and recommending amendments to our corporate governance procedures where appropriate.

The nominating and governance committee will consider nominees by stockholders in accordance with our bylaws and our policy for Director Recommendations and Nominations.

Compensation of Directors

Under our current compensation program for directors who are not our employees, annual compensation consists of:

•	an annual retainer of $30,000,

•	a fee of $1,500 for each board meeting attended in person and $750 for each board meeting attended telephonically,

•	reimbursement of expenses incurred in attending board meetings,

•	an annual grant of a fully vested option to purchase 7,500 shares of our common stock with an exercise price equal to the fair market value of the underlying stock on the date of grant, and

•

a fee of $25,000 and a fully vested option to purchase 2,500 shares of our common stock with an exercise price equal to the fair market value of the underlying stock on the date of grant to the board of directors’ representative to our Medical Advisory Board.

Additional compensation for committee service is as follows:

•	an annual retainer of $5,000 for non-chair members of the compensation and nominating and governance committees,

•	an annual retainer of $7,500 for the chairperson of the compensation and nominating and governance committees,

•	an annual retainer of $7,500 for non-chair members of the audit committee, and

•	an annual retainer of $12,000 for the chairperson of the audit committee.

Under the terms of our 2005 Equity Incentive Plan, non-employee directors are granted, on the date they initially become a director, an option to purchase 30,000 shares of our common stock with an exercise price equal to the fair market value of the underlying stock on the date of grant, which option vests as to 25 percent of the shares subject to the option one year after the date of grant, and as to 1/48th of the shares subject to the option each month during the three-year period thereafter, provided that the optionee continues to serve as a director on each relevant vesting date.

Director Compensation Table—Fiscal 2007

The following table provides information about our non-employee director compensation during the fiscal year ended December 31, 2007. The compensation paid to Dr. Sherwin, who is also employed by us, is presented below in the Summary Compensation Table and the related explanatory tables. Dr. Sherwin is not entitled to receive additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash		Stock Awards(1)		Option Awards(1)		Non-Equity Incentive Plan Compensation	Change in Pension Value & Non-qualified Deferred Compensation Earnings	All Other Compensation		Total
David W. Carter	$42,500		$6,773	(2)	$14,178	(3)	—	—	—		$63,451
Nancy M. Crowell	$52,500		$6,773	(2)	$14,178	(4)	—	—	—		$73,451
James M. Gower	$37,500		$6,773	(2)	$14,178	(5)	—	—	—		$58,451
John T. Potts, Jr., M.D.	$73,500	(6)	$6,773	(2)	$15,660	(7)	—	—	—		$95,933
Thomas E. Shenk, Ph.D.	$40,000		$6,773	(2)	$19,868	(8)	—	—	$10,000	(12)	$76,641
Eugene L. Step	$52,250		$6,773	(2)	$14,178	(9)	—	—	—		$73,201
Inder M. Verma, Ph.D.	$36,750		$6,773	(2)	$19,868	(10)	—	—	$10,000	(12)	$73,391
Dennis L. Winger	$47,500		$6,773	(2)	$74,508	(11)	—	—	—		$128,781

(1)

Amounts shown reflect the value determined by us for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards. The amounts shown reflect the compensation costs recognized for stock option awards in the fiscal year ended December 31, 2007 for financial statement reporting purposes as determined pursuant to provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments” (“FAS 123R”), disregarding any estimate of forfeitures related to service-based vesting conditions. No stock awards or option awards granted to non-employee directors were forfeited during the fiscal year ended December 31,

2007. The assumptions used in the calculation of values of option awards are provided in Note 9 to Consolidated Financial Statements, “Stockholders’ Equity and Stock-Based Compensation” under the section entitled “Employee Stock-Based Compensation Valuation Assumptions” on page 71 of our Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on February 28, 2008.

(2)	Reflects the compensation cost recognized in the fiscal year ended December 31, 2007 for an award of 4,000 restricted stock units granted to each of our directors on June 29, 2007 with a grant-date fair value of $13,400. Our non-employee directors in aggregate held 32,000 unvested restricted stock units as of December 31, 2007.
(3)	Reflects the compensation cost recognized in the fiscal year ended December 31, 2007 for an option to purchase 7,500 shares of common stock granted on June 30, 2007 with a grant-date fair value of $14,178. Mr. Carter held outstanding options to purchase an aggregate of 52,500 shares as of December 31, 2007.
(4)	Reflects the compensation cost recognized in the fiscal year ended December 31, 2007 for an option to purchase 7,500 shares of common stock granted on June 30, 2007 with a grant-date fair value of $14,178. Ms. Crowell held outstanding options to purchase an aggregate of 75,000 shares as of December 31, 2007.
(5)	Reflects the compensation cost recognized in the fiscal year ended December 31, 2007 for an option to purchase 7,500 shares of common stock granted on June 30, 2007 with a grant-date fair value of $14,178. Mr. Gower held outstanding options to purchase an aggregate of 52,500 shares as of December 31, 2007.
(6)	Dr. Potts serves on our Medical Advisory Board and acts as the board of directors’ representative to the Medical Advisory Board for which he received an additional $25,000 in fees and was granted an option to purchase 2,500 shares of our common stock in 2007 with an exercise price equal to the fair market value of the underlying stock on the date of grant, which options were fully vested on the date of the grant.
(7)	Reflects the compensation cost recognized in the fiscal year ended December 31, 2007 for options to purchase 7,500 and 2,500 shares of common stock granted on June 30, 2007 and October 31, 2007, respectively, with grant-date fair values of $14,178 and $5,927, respectively. Dr. Potts held outstanding options to purchase an aggregate of 70,000 shares as of December 31, 2007.
(8)	Reflects the compensation cost recognized in the fiscal year ended December 31, 2007 for options to purchase 2,500 shares of common stock granted on January 31, 2007 with a grant-date fair value of $5,690 and 7,500 shares of common stock granted on June 30, 2007, with grant-date fair value of $14,178. Dr. Shenk held outstanding options to purchase an aggregate of 82,500 shares as of December 31, 2007.
(9)	Reflects the compensation cost recognized in the fiscal year ended December 31, 2007 for an option to purchase 7,500 shares of common stock granted on June 30, 2007 with a grant-date fair value of $14,178. Mr. Step held outstanding options to purchase an aggregate of 52,500 shares as of December 31, 2007.
(10)	Reflects the compensation cost recognized in the fiscal year ended December 31, 2007 for options to purchase 2,500 shares of common stock granted on January 31, 2007, with grant-date fair value of $5,690 and 7,500 shares of common stock granted on June 30, 2007 with grant-date fair value of $14,178. Dr. Verma held outstanding options to purchase an aggregate of 67,500 shares as of December 31, 2007.
(11)	Reflects the compensation cost recognized in the fiscal year ended December 31, 2007 for an option to purchase 7,500 shares of common stock granted on June 30, 2007 with a grant-date fair value of $14,178, and $60,330 of compensation cost pursuant to FAS 123R related to an option previously granted to Mr. Winger when he initially became a director. Mr. Winger held outstanding options to purchase an aggregate of 52,500 shares as of December 31, 2007.
(12)	Dr. Shenk and Dr. Verma provide periodic scientific advice to us and in consideration of such additional services during 2007, Dr. Shenk and Dr. Verma each earned $10,000. Also, in connection with their service under this arrangement, Dr. Shenk and Dr. Verma were each granted an option to purchase 2,500 shares of our common stock in 2007 with an exercise price equal to the fair market value of the underlying stock on the date of grant, which options were fully vested on the date of the grant.

Required Vote

The nine nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted will be elected as directors.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES.

PROPOSAL TWO

INCREASE IN THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

General

Our Certificate of Incorporation currently authorizes the Company to issue up to 150,000,000 shares of common stock and 5,000,000 shares of preferred stock. Prior to the Annual Meeting, the board of directors will adopt a resolution approving an amendment to the Certificate of Incorporation to increase the number of shares of common stock that we have the authority to issue to 275,000,000 shares, subject to stockholder approval of the amendment. No change is being proposed to the authorized number of shares of preferred stock.

Current Use of Shares

As of April 14, 2008, the Record Date, 78,755,234 shares of our common stock were issued and outstanding, 15,934,066 shares of common stock were reserved for conversion of our outstanding Senior Convertible Notes due 2011 which were issued in 2004, 13,712,836 shares of common stock were reserved for future issuance under our equity incentive plans, of which 11,390,408 shares were covered by outstanding options and 2,322,428 shares were available for future grant or purchase, 4,506,132 shares were reserved for future CEFF purchases by Kingsbridge, and 2,959,080 shares were reserved for future issuance under warrants issued to purchase common stock. Additionally, 124,955 common shares were reserved for future purchase under the 2002 Employee Stock Purchase Plan. Based upon the foregoing number of outstanding and reserved shares of common stock, we have approximately 34,007,697 shares of common stock remaining available for other purposes.

Proposed Amendment to Certificate of Incorporation

Prior to the Annual Meeting, the board of directors adopted resolutions setting forth the proposed amendment to the first paragraph of Article 4 of our Certificate of Incorporation (the “Amendment”), the advisability of the Amendment, and a call for submission of the Amendment for approval by our stockholders at the Annual Meeting. The following is the text of the first sentence of Article 4 of our Certificate of Incorporation, as proposed to be amended:

The total number of shares of stock which the Corporation shall have authority to issue is two hundred eighty million (280,000,000) shares, of which two hundred seventy-five million (275,000,000) shares having a par value of one-tenth of one cent ($.001) each shall be designated “Common Stock,” and of which five million (5,000,000) shares having a par value of one-tenth of one cent ($.001) each shall be designated “Preferred Stock,” or “Preferred.”

Purpose and Effect of the Proposed Amendment

The board of directors believes that the availability of additional authorized but unissued shares will provide it with the flexibility to issue common stock in financings in the future and for other proper corporate purposes, including acquisitions through the use of stock, to establish or maintain strategic alliances with other companies, to adopt additional employee benefit plans and to reserve additional shares for issuance under such plans. Other than as described herein, the board of directors has no immediate plans, understandings, agreements or commitments to issue additional common stock for any such purpose at this time. We reserve the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the board of directors.

The proposed amendment to increase the authorized number of shares of common stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of us, it may be possible for us to endeavor to impede the attempt by issuing shares of the common stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of us. The Amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed Amendment may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed Amendment may have the effect of permitting our current management, including the current board of directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business. However, the board of directors is not aware of any attempt to take control of us and the board of directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

Under our Certificate of Incorporation, our stockholders do not have preemptive rights with respect to common stock. Thus, should the board of directors elect to issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase such shares. In addition, if the board of directors elects to issue additional shares of common stock, such issuance will have a dilutive effect on earnings per share, voting power, and share holdings of current stockholders.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is necessary for approval of the Amendment. Therefore, abstentions and broker non-votes effectively count as votes against the Amendment.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT THE COMPANY HAS THE AUTHORITY TO ISSUE FROM 150,000,000 SHARES TO 275,000,000 SHARES.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors, subject to the ratification by the stockholders, has selected Ernst & Young LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2008. Ernst & Young LLP has audited our financial statements since the fiscal year ended December 31, 1989. Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Billed to the Company by Ernst & Young LLP during Fiscal Years 2007 and 2006

The aggregate fees for professional services rendered by Ernst & Young LLP for each of the last two years, in the following categories are (in thousands):

	2007	2006
Audit fees(1)	$677	$620
Audit-related fees	$—	$—
Tax fees(2)	$10	$—
All other fees(3)	$2	$2

(1)	Audit fees billed by Ernst & Young LLP include the integrated audit of our financial statements and internal controls over financial reporting included in the Annual Report on Form 10-K, quarterly reviews of the financial statements included in our Quarterly Reports on Form 10-Q, and comfort letters, consents and assistance with review of documents filed with the SEC including those associated with financing transactions during 2007 and 2006.
(2)	Tax fees for 2007 were for preparation of our amended 2000 California tax return.
(3)	All other fees for fiscal 2007 and 2006 consisted of online information services.

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis.

The audit committee of the board of directors has considered whether the provision of the services covered in this section is compatible with maintaining Ernst & Young LLP’s independence.

Required Vote

The ratification of the appointment of Ernst & Young LLP and the authorization of the audit committee of the board of directors to agree to Ernst & Young LLP’s fees are being submitted to the stockholders at the Annual Meeting. If such appointment is not ratified, the audit committee will reconsider its decision to appoint Ernst & Young LLP as our independent registered public accounting firm. The affirmative vote of the holders of a majority of the shares of our common stock voting in person or by proxy on this proposal at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The compensation committee of the board of directors has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The compensation committee’s goal is to ensure that the total compensation paid to our chief executive officer, other executive officers and employees is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our chief executive officer and other executive officers are similar to those provided to all other employees.

Throughout this proxy statement, the individuals who served as our chief executive officer and chief financial officer during the fiscal year ended December 31, 2007, as well as the other individuals included in the Summary Compensation Table on page 25, are referred to as the “named executive officers.”

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract and retain executives who will contribute to our long-term success, to reward executives for achieving both our short- and long-term goals, to link executive and stockholder interests through equity-based compensation plans, and to provide a compensation package that recognizes both individual contributions and company performance. A substantial portion of each executive’s total compensation is intended to be variable and to relate to, and be contingent upon, performance. The compensation committee evaluates the performance and determines the compensation of the chief executive officer and our other executive officers annually, based upon individual performance and the achievement of corporate goals.

Our primary objective is to align compensation with our business goals and overall company performance. Our aim is to attract, retain and reward executive officers and other employees who contribute to our long-term success and to motivate those individuals to enhance long-term stockholder value. Key elements of this goal are:

•

to recruit and retain highly qualified executive officers by offering overall compensation that is competitive with that offered for comparable positions in other companies in the biotechnology industry;

•	to motivate executives to achieve important business and performance objectives and to reward them when such goals are met; and

•	to align the interests of executive officers with the long-term interests of stockholders through participation in our equity incentive plan.

Role of Executive Officers in Compensation Decisions

Our management provides recommendations to the compensation committee regarding most compensation matters, including executive and director compensation. However, the compensation committee does not delegate any of its functions to others in setting compensation. The compensation committee makes all compensation decisions, except that those pertaining to the chief executive officer are ratified by the full board of directors.

The chief executive officer annually reviews the performance and compensation of each named executive officer (except for the performance and compensation of the chief executive officer). The chief executive officer’s recommendations based on these reviews, including with respect to salary adjustments, annual cash and stock-based performance incentive award amounts for each of the named executive officers (other than himself), are presented to the compensation committee. The compensation committee can exercise its discretion in modifying any recommended adjustments or awards to executive officers.

Setting Executive Compensation

Based on the foregoing compensation program objectives, the compensation committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve our business goals and reward the executives for achieving such goals. For the fiscal year ended December 31, 2007, the compensation committee engaged Radford Surveys & Consulting, or Radford, an outside human resources consulting firm, to conduct an annual review of its total compensation program for its chief executive officer and other executive officers. Radford provided the compensation committee with relevant market data and alternatives to consider when making compensation decisions for the named executive officers and other executive officers.

In making compensation decisions, the compensation committee compares each element of total compensation against a primary peer group of 15 specific companies within the biotechnology industry selected based on business scope, market capitalization, stage of development and location, which we refer to collectively as the “Compensation Peer Group”, and secondarily biotechnology companies with headcount of 150-499 employees including companies in the San Francisco Bay area, which we refer to as the “Radford Compensation Subset Group”. Both groups, which are periodically reviewed and updated by the compensation committee, consist of companies against which the compensation committee believes Cell Genesys competes for talent and for stockholder investment.

Compensation Peer Group:

Arena Pharmaceuticals, Inc.	Geron Corporation	Sangamo BioSciences, Inc.
BioMarin Pharmaceuticals Inc.	Kosan Biosciences Incorporated	Telik, Inc.
Cell Therapeutics, Inc.	Neurocrine BioSciences, Inc.	Theravance, Inc.
Dendreon Corporation	Onyx Pharmaceuticals, Inc.	Vical Incorporated
Exelixis Inc.	PDL BioPharma, Inc.	XOMA Ltd.

In addition to our Compensation Peer Group, we compete with many larger companies, universities and other research organizations both nationally and specifically in the San Francisco Bay area for top executive-level talent. As such, the compensation committee generally sets total compensation targets for the named executive officers and other executive officers slightly above the market median for comparable positions in the Compensation Peer Group and Radford Compensation Subset Group. Variations may occur as dictated by the experience level of the individual, competition for expertise in key positions or other market factors. For example, we are currently engaged in two multinational Phase 3 studies in advanced prostate cancer and in important preparations for filing for approval with the Food and Drug Administration should the trials be successful. The compensation committee believes that retention of our employees, including our founder and chief executive officer and other executive officers, is essential to completing these activities and that providing competitive compensation levels to these executives is critical in this regard.

Consistent with the philosophy described above, incentive compensation represents a significant percentage of each executive’s total compensation. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the compensation committee reviews information provided by Radford to determine the appropriate level and mix of incentive compensation. Incentive compensation is awarded based on Company and/or individual performance (depending on the type of award) against established goals. For the fiscal year ended December 31, 2007, the compensation committee approved executive compensation arrangements for our named executive officers that resulted in approximately 50% of each executive’s total direct compensation being incentive compensation tied directly to stockholder value creation, with base salary constituting the balance of the executive’s total direct compensation. As used in this discussion, the term “total direct compensation” means the aggregate amount of the executive’s base salary, annual incentive bonus, and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in our financial reporting.

Elements of the Compensation Program

There were three major elements that comprised our compensation program in the fiscal year ended December 31, 2007:

•	base salary,

•	performance-based cash incentive plan, and

•	stock-based incentive compensation.

We also provide our named executive officers with severance benefits if the executive’s employment terminates under certain circumstances. In general, we do not maintain programs providing perquisites and personal benefits to our executive officers.

Each of the major elements of compensation listed above is considered useful and necessary to meet one or more of the principal objectives of our compensation policy. For instance, base salary is set with the goal of attracting executives and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform and skills and experience they bring to us, while our annual bonuses and equity incentives are geared toward providing an incentive and reward for the achievement of short-term and long-term business objectives and retaining key talent. In setting compensation levels for a particular executive, the compensation committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program. However, we strongly believe in engaging and retaining the best talent in critical functions, and this may entail negotiations with individual executives who have significant compensation packages with current or potential employers. In order to enable us to hire and retain talented executives, the compensation committee may determine that it is in our best interests to negotiate packages that may deviate from our standard practices in setting the compensation for certain of its executive officers when such deviation is deemed appropriate in light of competitive or other market forces.

Base Salary: Base salaries for the named executive officers and other executives are determined based on market data analysis of comparable positions in the Compensation Peer Group and Radford Compensation Subset Group. A competitive base salary is provided to each executive officer to recognize the skills and experience each individual brings to us and the performance contributions they make. When determining the base salary for an executive, we reference a target slightly above the median of the base salaries of similar positions in the Compensation Peer Group and Radford Compensation Subset Group. Other factors are also taken into account such as internal comparisons, individual skills and experience, length of time with us, performance contributions and competitiveness of the marketplace. Salaries are reviewed on an annual basis, taking into account the factors described above, and are made in connection with annual performance reviews. The amounts of such adjustments are calculated using merit increase guidelines based on the executive’s position within the relevant compensation range and the results of his or her performance review. The recommended percentage increases are established annually and reflect the compensation committee’s assessment of appropriate salary adjustments based on competitive surveys and general economic conditions.

For the fiscal year ended December 31, 2007, after considering the above compensation targets, and other factors, the compensation committee increased each named executive officer’s base salary by approximately four percent, except for Dr. Dow our Senior Vice President, Medical Affairs and Chief Medical Officer, and Ms. Tetlow our Senior Vice President and chief financial officer. Dr. Dow assumed the role of Chief Medical Officer in January 2007, and his responsibilities increased to include certain functions previously held by our President and Chief Operating Officer who resigned in November 2006 and was not replaced. Accordingly, Dr. Dow’s base salary was increased by $30,000, or approximately nine percent, including his annual performance-related salary increase and an adjustment to reflect his increased responsibilities. Dr. Dow’s base salary was further increased by $65,000 to replace a comparable allowance for office and auto expenses which are customarily provided for European-based executives in our industry to align his compensation with U.S. practices as Dr. Dow is our only non-U.S. based employee. The base salary for Ms. Tetlow was increased by $38,000, or 13%, including her annual performance-related salary increase and an adjustment to reflect her assumption of additional administrative responsibilities previously held by the former President and Chief Operating Officer.

For the fiscal year ended December 31, 2008, after considering the above compensation targets, and other factors, the compensation committee increased each of the named executive officers’ base salary by between four and six percent.

Base salaries paid to each of the named executive officers for the fiscal year ended December 31, 2007 are reflected in the column labeled as “Salary” of the Summary Compensation Table on page 25.

Performance-Based Cash Incentive Plan: All employees, including the named executive officers, may earn an annual cash bonus, set as a percentage of base salary, based on the achievement of individual and corporate goals. Corporate goals are established at the start of each year by the compensation committee in conjunction with the full board of directors. These goals include progress made in our pre-clinical programs and clinical trials, including completion of patient accrual by a specified date for the first of our two on-going Phase 3 clinical trials, referred to as VITAL-1, achievement of manufacturing processes and production levels, strategic alliances, and financial management which includes financing activities and financial results, such as managing our annual operating expenses within budget. Performance against the corporate goals is used to determine the amount of any cash bonus that is paid to our employees, including each of the named executive officers. A minimum percentage of the goals must be met each year in order to fund the bonus program at a threshold level. It is also possible to exceed the target funding of the plan by a certain amount if the goals are exceeded in predetermined ways. For the fiscal year ended December 31, 2007, the compensation committee approved funding the overall corporate bonus pool for all of our employees at 115 percent of target based on its assessment that performance against the corporate goals exceeded preset expectations in the areas of clinical trial enrollment, particularly with respect to timing, as well as financings and financial management. For the fiscal year ended December 31, 2007, the compensation committee designated for each named executive officer and other executive officers a bonus target amount, which was a percentage of the individual’s base salary. Our compensation policy with respect to annual cash incentive awards was also compared to relevant market data and found to be competitive.

For the fiscal year ended December 31, 2007, the compensation committee set cash bonus targets for each named executive officer at a level so that overall cash compensation would be slightly above the market median of similar positions in the Compensation Peer Group and Radford Compensation Subset Group. However, the cash bonus target for our chief executive officer, Dr. Sherwin, is 45 percent of his base salary which is 10 percent below the target for CEO performance-based cash incentives of the comparison groups. The actual cash bonus received by Dr. Sherwin in any given year reflects an assessment by the compensation committee and the board of directors of his performance as measured against corporate goals and therefore may be higher or lower than the target. The cash bonus target for our other named executive officers is 30 percent of base salary and is based on achieving corporate goals and performance objectives that are specific to their area of responsibility. Actual cash bonus amounts for each of the named executive officers are reflected in the column labeled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table on page 25.

Stock-Based Incentive Compensation: Each of our named executive officers, our other executive officers, and all of our employees, have received stock option grants under the 2005 Equity Incentive Plan. Stock options enable us to provide long-term incentives to our employees, including the named executive officers, and to align their interests with those of the stockholders. Stock option award levels are determined based on market data and vary among participants based on their positions within the Company. Stock options are generally granted at the time of hire, upon promotion and annually based on performance. Annual option grants for employees are typically made at the compensation committee’s regularly scheduled February meeting. Newly hired or promoted employees, other than executive officers, receive their award of stock options on the last business day of the month of their hire or promotion. Options for newly hired executive officers are typically approved in advance by the compensation committee and granted on the first day of their employment.

Given our ongoing hiring efforts in a competitive job market and the historical volatility of our stock’s trading price, we believe that it is important to grant equity incentive awards as close as possible to the start-date of newly hired employees. We also believe that this policy of pre-determined timing of grants is important to help ensure that grants are not timed so as to benefit from the release of material non-public information.

Stock options have an exercise price equal to the Nasdaq Global Market closing price of our common stock on the date of grant, and thus an option holder is rewarded only by the appreciation in price of our common stock. Stock options also promote retention as they generally have a four-year vesting period and expire 10 years after the date of grant. Guidelines for the number of options granted to each eligible employee are determined by the compensation committee based on several factors, including a valuation analysis reflecting market-based compensation, historic actual option exercises relative to outstanding shares and option grants, the employee’s job level, and the performance of each participant. The size of each resulting grant developed under this procedure is targeted to be at or slightly above the market median of similar positions in the Compensation Peer Group and Radford Compensation Subset Group as a means of both providing an incentive for our favorable performance, as well as to reflect the risk attached to the future growth of the biotechnology industry.

Additionally, the compensation committee, on July 30, 2007, approved awards of restricted stock units to each of the named executive officers, and all other employees. These awards were special, one-time grants to each of our employees in recognition of the milestone of completing recruitment of over 600 patients into the VITAL-1 Phase 3 trial of GVAX immunotherapy for prostate cancer.

The compensation committee determined to grant these awards in the form of restricted stock units because it believes that such grants encourage retention. These restricted stock units vest on the first anniversary of the grant date and are payable in shares of our common stock. At the end of the vesting period, the units will have the value of our stock price on the day vesting lapses. In general, this means the employee will receive an award that has some financial value regardless of stock price volatility. However, the value of the units appreciates as the value of our stock price increases, so the award also helps to link employees’ interests with those of our stockholders.

In February 2008, the compensation committee relied upon the above-mentioned factors to approve stock option grants to the named executive officers to purchase 670,000 shares at $1.84 per share, the fair market value on the grant date.

Stock-based incentive awards granted to the named executive officers in the fiscal year ended December 31, 2007 are reflected in the Summary Compensation Table on page 25 and the Grants of Plan-Based Awards Table on page 27.

Severance Benefits: We believe that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for our named executive officers and other executive officers to promote stability and continuity of senior management. The compensation committee evaluates the level of severance benefits to provide a named executive officer on a case-by-case basis, and in general, we consider these severance protections an important part of an executive’s compensation and consistent with competitive practices.

As described in more detail below under “Potential Payments Upon Termination or Change in Control”, a named executive officer would be entitled to severance benefits in the event of an involuntary termination by us without cause of his or her employment. The compensation committee has determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with us and as part of their overall compensation package. The severance benefits for these executives are generally determined as if they continued to remain employed by us for one year (or, in the case of Dr. Sherwin, two years) following their actual termination date. Because we believe that a termination by the executive for good reason (or constructive termination) is conceptually the same as an actual termination by us without cause, we believe it is appropriate to provide severance benefits following such a constructive termination of the executive’s employment.

We believe that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide the named executive officers with enhanced severance benefits if there is an involuntary termination of their employment in connection with a change in control. The severance benefits for these executives are generally determined as if they continued to remain employed by us for 18 months (or, in the case of Dr. Sherwin, 30 months) following their actual termination date. As noted above, because we believe that a termination by the executive for good reason is conceptually the same as a termination by us without cause, and because we believe that in the context of a change in control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

As part of his change in control severance benefits, Dr. Sherwin would also be reimbursed for the full amount of any excise taxes imposed on his severance payments and any other payments under Section 4999 of the Internal Revenue Code. We provide Dr. Sherwin with a “gross-up” for any parachute payment excise taxes that may be imposed because we determined the appropriate level of change in control severance protections without factoring in the adverse tax effects on the executive that may result from these excise taxes. The excise tax gross-up is intended to make the executive whole for any adverse tax consequences he may become subject to under the tax law and to preserve the level of change in control severance protections that we have determined to be appropriate. We believe this protection is a reasonable part of the compensation package for Dr. Sherwin and generally consistent with industry practice.

Accounting and Tax Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million per executive officer on the amount of compensation that we may deduct for federal income tax purposes in any one year for certain executive officers. The cash compensation paid to our executive officers during 2007 did not exceed the $1 million limit for any executive officer, and we do not expect cash compensation to be paid to any of our executive officers in 2008 to exceed $1 million. There is an exception to the $1 million limitation for performance-based compensation that meets specific requirements. Performance-based compensation awarded in July 2007 and February 2008 may not qualify for the performance-based exception to the $1 million deduction limitation.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, we began accounting for stock-based compensation in accordance with the requirements of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

MEMBERS OF THE COMPENSATION COMMITTEE

John T. Potts (chair)

Thomas E. Shenk

Eugene L. Step

Summary of Compensation

The following table provides information about compensation earned during the fiscal years ended December 31, 2007 and 2006 by the named executive officers.

Summary Compensation Table

For The Fiscal Years Ended December 31, 2007 and 2006

Name & Principal Position	Year	Salary		Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value & Non- Qualified Deferred Compensation Earnings	All Other Compensation		Total
Stephen A. Sherwin	2007	$577,500	(4)	—	$73,844	$345,183	$300,000	—	$5,516	(9)	$1,302,043
M.D., CEO and Chairman of the Board	2006	$555,000		—	—	$350,631	$237,500	—	$5,322	(11)	$1,148,453

Sharon E. Tetlow	2007	$325,000	(5)	—	$36,922	$156,198	$135,000	—	$3,810	(9)	$656,930
SVP and CFO	2006	$287,000		—	—	$129,723	$100,000	—	$3,810	(11)	$520,533

Robert J. Dow	2007	$425,000	(6)	—	$36,922	$144,419	$157,500	—	$129,924	(10)	$893,765
MBChB, SVP, Medical Affairs and Chief Medical Officer	2006	$330,000		$43,257	—	$117,806	$112,500	—	$100,474	(12)	$704,037

Carol C. Grundfest	2007	$285,000	(7)	—	$36,922	$227,846	$105,500	—	$4,242	(9)	$659,510
SVP, Regulatory Affairs and Portfolio Management	2006	$272,500		—	—	$267,209	$85,000	—	$4,242	(11)	$628,951

Robert H. Tidwell	2007	$325,000	(8)	—	$36,922	$187,773	$112,000	—	$6,564	(9)	$668,259
SVP, Corporate Development	2006	$313,500		—	—	$202,415	$80,000	—	$6,564	(11)	$602,479

(1)	Represents signing bonus paid in fiscal 2006.
(2)	Amounts shown reflect the value determined by us for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards. The amounts shown reflect the compensation costs recognized for stock option awards in fiscal 2007 and 2006 for financial statement reporting purposes as determined pursuant to provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments”, or FAS 123R, disregarding any estimate of forfeitures related to service-based vesting conditions. No stock awards or option awards granted to named executive officers were forfeited during 2007 and 2006. The assumptions used in the calculation of values of option awards are provided in Note 9 to Consolidated Financial Statements, “Stockholders’ Equity and Stock-Based Compensation” under the section entitled “Employee Stock-Based Compensation Valuation Assumptions” on page 71 of the Company’s Form 10-K for fiscal year 2007 filed with the SEC on February 28, 2008.
(3)	During the fiscal years ended December 31, 2007 and 2006, we awarded a cash incentive bonus pursuant to our annual performance-based cash incentive plan. The material terms of this plan are described in the “Compensation Discussion and Analysis” above.
(4)	Salary was increased to $602,500 effective January 1, 2008.
(5)	Salary was increased to $345,000 effective January 1, 2008.
(6)	Salary was increased to $445,000 effective January 1, 2008.
(7)	Salary was increased to $298,500 effective January 1, 2008.
(8)	Salary was increased to $339,000 effective January 1, 2008.
(9)

The amount shown reflects for each named executive officer a $3,000 matching contribution under the Company’s 401(k) plan and the value attributable to life insurance benefits provided by us which amounted to $2,516 for Dr. Sherwin, $810 for Ms. Tetlow, $1,242 for Ms. Grundfest and $3,564 for Mr. Tidwell in the fiscal year ended December 31, 2007.
(10)	We compensate Dr. Dow in British pounds, his home currency, and convert his U.S. dollar salary and cash bonus into British pounds at an agreed fixed rate to eliminate his exposure to fluctuations in the exchange rate between the U.S. dollar and British Pound. We bear the risk or benefit from fluctuations in the exchange rate between the U.S. dollar and British Pound. This amount reflects $125,796 paid to Dr. Dow as a result of the U.S. dollar weakening against the British pound, in addition to the value attributable to life insurance benefits provided by us which amounted to $4,128 in the fiscal year ended December 31, 2007.
(11)	The amount shown reflects for each named executive officer a $3,000 matching contribution under the Company’s 401(k) plan and the value attributable to life insurance benefits provided by us which amounted to $2,322 for Dr. Sherwin, $810 for Ms. Tetlow, $1,242 for Ms. Grundfest and $3,564 for Mr. Tidwell in the fiscal year ended December 31, 2006.
(12)	As is customary for European executives, in 2006, Dr. Dow received the second installment of a one time payment related to retirement savings of $32,442 since Dr. Dow is not eligible to participate in our 401(k) plan. Also as is customary for European executives, in 2006, Dr. Dow received payments related to office and auto expenses of $64,884 due to us not having an office in the United Kingdom where he resides and which is his primary place of work, in addition to the value attributable to life insurance benefits provided by us which amounted to $3,148 in the fiscal year ended December 31, 2006.

Compensation of Named Executive Officers

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our named executive officers for the fiscal years ended December 31, 2007 and 2006. The primary elements of each named executive officer’s total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives consisting of stock options and restricted stock unit awards. Named executive officers also earned the other benefits listed under “All Other Compensation” in the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards table and the accompanying description of the material terms of the stock options and restricted stock unit awards granted during the fiscal years ended December 31, 2007 and 2006 provide information regarding the long-term equity incentives awarded to our named executive officers. The Outstanding Equity Awards at Fiscal Year End and Option Exercises and Stock Vested tables provide further information on the named executive officers’ potential realizable value and actual value realized with respect to their equity awards.

Description of Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers, including the named executive officers. Among other things, these agreements provide that an executive will be reimbursed by us for additional income and employment taxes the executive may pay as a result of working for us in more than one country in the same tax year.

Grants of Plan-Based Awards

The following table provides information about grants of plan-based awards during the fiscal year ended December 31, 2007 to the named executive officers.

Grants of Plan-Based Awards

For The Fiscal Year Ended December 31, 2007

Name & Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value(2)
		Threshold	Target		Maximum
Stephen A. Sherwin, M.D.	7/30/2007					50,000	—	—	$175,500
CEO and Chairman of the Board	2/7/2007					—	100,000	$3.07	$161,870
	N/A	$0	$259,875	(3)	$358,050	—	—	—	—

Sharon E. Tetlow	7/30/2007					25,000	—	—	$87,750
SVP and CFO	2/7/2007					—	50,000	$3.07	$80,935
	N/A	$0	$97,500		$136,500	—	—	—	—

Robert J. Dow, MBChB	7/30/2007					25,000	—	—	$87,750
SVP, Medical Affairs and Chief Medical Officer	2/7/2007					—	50,000	$3.07	$80,935
	N/A	$0	$127,500		$178,500	—	—	—	—

Carol C. Grundfest	7/30/2007					25,000	—	—	$87,750
SVP, Regulatory Affairs and Portfolio Management	2/7/2007					—	50,000	$3.07	$80,935
	N/A	$0	$85,500		$119,700	—	—	—	—

Robert H. Tidwell	7/30/2007					25,000	—	—	$87,750
SVP, Corporate Development	2/7/2007					—	50,000	$3.07	$80,935
	N/A	$0	$97,500		$136,500	—	—	—	—

(1)	During the fiscal years ended December 31, 2007 and 2006, we awarded a cash incentive bonus pursuant to our annual performance-based cash incentive plan. The actual amount paid to each named executive officer pursuant to the plan for the fiscal years ended December 31, 2007 and 2006 is provided in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.”
(2)	The value of the awards is determined using the fair value recognition provisions of FAS 123(R) and the assumptions referred to in footnote (2) of the Summary Compensation Table above.
(3)	Dr. Sherwin’s bonus target is 10 percent below the target for CEO performance-based cash incentives of the comparison group.

Description of Plan-Based Awards

The material terms of each of the “Non-Equity Incentive Plan Awards” reported in the Grants of Plan-Based Awards Table are described in the “Compensation Discussion and Analysis” above.

Each of the equity-based awards reported in the Grants of Plan-Based Awards Table was granted under, and is subject to, the terms of the 2005 Plan. The 2005 Plan is administered by the compensation committee, which has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a named executive officer upon his or her death. However, the compensation committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions provided in the plan document, are not made for value. Under the terms of the 2005 Plan, if there is a change in control of us, each named executive officer’s outstanding awards granted under the plan will generally become fully vested and, in the case of options, exercisable, unless the compensation committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled, subject to any provision made by the compensation committee for the options to be assumed or to otherwise continue following the transaction.

Options

Each option reported in the table above was granted with a per-share exercise price equal to the closing price of a share of our common stock on the applicable grant date and is scheduled to vest in monthly installments over the four-year period following the grant date, provided that the executive continues to be employed with us through the vesting date. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to our named executive officers in the fiscal year ended December 31, 2007 has a term of ten years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the named executive officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the named executive officer’s employment. The named executive officer will generally have three months to exercise the vested portion of the option following a termination of employment. This period is extended to twelve months if the termination is a result of the named executive officer’s death or disability. The options granted to named executive officers during the fiscal year ended December 31, 2007 do not include any dividend rights.

Restricted Stock Units

Each stock award reported in the table above represents a grant of restricted stock units to our named executive officers for the fiscal year ended December 31, 2007. Each restricted stock unit represents a contractual right to receive one share of our common stock. Awards of restricted stock units granted to our named executive officers for the fiscal year ended December 31, 2007 are scheduled to vest on the first anniversary of the grant date, provided that the executive continues to be employed with the Company through the vesting date. The named executive officer does not have the right to vote or dispose of the restricted stock units, but does have the right to be credited with additional restricted stock units as dividend equivalents based on the amount of dividends (if any) paid by us during the term of the award on a number of shares equal to the number of outstanding and unpaid restricted stock units then subject to the award. Such dividend equivalents are credited at the same time the related dividends are paid to our stockholders generally and are subject to the same vesting and payment terms as the underlying stock units to which they relate.

Outstanding Equity Awards

The following table provides information about equity awards held by our named executive officers that were outstanding as of December 31, 2007.

Outstanding Equity Awards as of December 31, 2007

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1)
Stephen A. Sherwin, M.D.	—		—		—	—		—	50,000	$115,000
CEO and Chairman of the Board	22,917	(2)	77,083	(2)	—	$3.07		2/7/2017	—	—
	27,500	(3)	32,500	(3)	—	$6.07		2/7/2016	—	—
	82,031	(4)	30,469	(4)	—	$6.73		2/3/2015	—	—
	58,750	(5)	1,250	(5)	—	$14.04		2/2/2014	—	—
	60,000		—		—	$9.14		2/4/2013	—	—
	100,000		—		—	$15.42		2/7/2012	—	—
	80,000		—		—	$19.63		2/6/2011	—	—
	70,000		—		—	$9.50		12/9/2009	—	—
	100,000		—		—	$5.88		2/2/2009	—	—
	240,000		—		—	$4.13	(8)	11/6/2008	—	—
	250,000		—		—	$7.50		2/19/2008	—	—

Sharon E. Tetlow	—		—		—	—		—	25,000	$57,500
SVP and Chief Financial Officer	11,459	(2)	38,541	(2)	—	$3.07		2/7/2017	—	—
	13,750	(3)	16,250	(3)	—	$6.07		2/7/2016	—	—
	93,750	(6)	56,250	(6)	—	$5.80		6/1/2015	—	—

Robert J. Dow, MBChB	—		—		—	—		—	25,000	$57,500
SVP, Medical Affairs and Chief Medical Officer	11,459	(2)	38,541	(2)	—	$3.07		2/7/2017	—	—
	13,750	(3)	16,250	(3)	—	$6.07		2/7/2016	—	—
	103,125	(7)	46,875	(7)	—	$4.66		4/29/2015	—	—

Carol C. Grundfest	—		—		—	—		—	25,000	$57,500
SVP, Regulatory Affairs and Portfolio Management	11,459	(2)	38,541	(2)	—	$3.07		2/7/2017	—	—
	28,646	(3)	33,854	(3)	—	$6.07		2/7/2016	—	—
	30,990	(4)	11,510	(4)	—	$6.73		2/3/2015	—	—
	11,016	(5)	234	(5)	—	$14.04		2/2/2014	—	—
	100,000		—		—	$10.76		7/23/2013	—	—

Robert H. Tidwell	—		—		—	—		—	25,000	$57,500
SVP, Corporate Development	11,459	(2)	38,541	(2)	—	$3.07		2/7/2017	—	—
	13,750	(3)	16,250	(3)	—	$6.07		2/7/2016	—	—
	40,104	(4)	14,896	(4)	—	$6.73		2/3/2015	—	—
	39,167	(5)	833	(5)	—	$14.04		2/2/2014	—	—
	30,000		—		—	$9.14		2/4/2013	—	—
	50,000		—		—	$11.95		7/24/2012	—	—
	22,500		—		—	$15.42		2/7/2012	—	—
	10,000		—		—	$19.63		2/6/2011	—	—
	100,000		—		—	$30.81		8/31/2010	—	—

(1)	Value is based on the closing price of our common stock of $2.30 on December 31, 2007, as reported on the Nasdaq Stock Market.
(2)	Options granted on February 7, 2007. Vesting occurs over a period of four years in a series of forty-eight (48) successive, equal monthly installments beginning on the grant date.

(3)	Options granted on February 7, 2006. Vesting occurs over a period of four years in a series of forty-eight (48) successive, equal monthly installments beginning on the grant date.
(4)	Options granted on February 3, 2005. Vesting occurs over a period of four years in a series of forty-eight (48) successive, equal monthly installments beginning on the grant date.
(5)	Options granted on February 2, 2004. Vesting occurs over a period of four years in a series of forty-eight (48) successive, equal monthly installments beginning on the grant date.
(6)	Options granted on June 1, 2005. Twenty-five percent (25%) of the option vested on June 1, 2006 and the remainder vests upon the optionee’s completion of each additional month of service in a series of thirty-six (36) successive equal monthly installments.
(7)	Options granted on April 29, 2005. Twenty-five percent (25%) of the option vested on April 29, 2006 and the remainder vests upon the optionee’s completion of each additional month of service in a series of thirty-six (36) successive equal monthly installments.
(8)	These options were repriced from various prices and dates on November 6, 1998 to $4.13, which was 100% of the fair market value of the underlying stock on the grant date.

Option Exercises and Stock Vested

The following table provides information about the exercise of stock options by named executive officers during the fiscal year ended December 31, 2007 and the vesting during the fiscal year ended December 31, 2007 of other stock awards previously granted to the named executive officers.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name & Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen A. Sherwin, M.D.—CEO and Chairman of the Board	—	—	—	—
Sharon E. Tetlow—SVP and Chief Financial Officer	—	—	—	—
Robert J. Dow, MBChB—SVP, Medical Affairs and Chief Medical Officer	—	—	—	—
Carol C. Grundfest—SVP, Regulatory Affairs and Portfolio Management	—	—	—	—
Robert H. Tidwell—SVP, Corporate Development	—	—	—	—

Potential Payments upon Termination or Change in Control

In October 2007, we entered into Change of Control Severance Agreements with certain key employees, including each of the named executive officers. As described below, these agreements provide for severance benefits that may become payable to these executives in connection with a termination of their employment with us and/or a change in control of us. In each case, payment of the severance and other benefits described below is contingent on the executive’s execution of a release of claims in favor of us on termination of employment. As noted above, outstanding equity-based awards held by our named executive officers may be subject to accelerated vesting in connection with a change in control of us under the terms of our 2005 Plan.

Payments Made Upon Involuntary Termination. Pursuant to each named executive officer’s Change of Control Severance Agreement, if the executive’s employment with us terminates as a result of an involuntary termination (as such term is defined in the agreement), the executive will be entitled to a lump sum severance payment equal to 12 months (or, in the case of Dr. Sherwin, 24 months) of the Employee’s Annual Compensation defined as an amount equal to the sum of the employee’s (i) annual base salary at the highest rate in effect during the preceding 12 months, plus (ii) 100% of the executive’s annual target bonus in effect for the year in which the termination occurs, as measured on the date of involuntary termination. The executive and his or her family members will also be entitled to continued coverage under the Company’s health plans for one year (or, in the case of Dr. Sherwin, two years) following the date of termination (subject to earlier termination if the executive becomes eligible to be covered under another employer’s health plan). In addition, the portion of the executive’s outstanding and unvested stock options, restricted stock and restricted stock unit awards that were scheduled to vest within the 12-month period (or, in the case of Dr. Sherwin, the 24-month period) following the termination will become fully vested.

Payments Made Upon Involuntary Termination in Connection with Change in Control. In the event of an involuntary termination of the named executive officer’s employment within 60 days before or two years following a change in control of us (as defined in the Change of Control Severance Agreement), the executive will be entitled to the severance benefits described above except that the payment will be equal to 18 months (or, in the case of Dr. Sherwin, 30 months) and the continued coverage under our health plans will generally continue for 18 months (or, in the case of Dr. Sherwin, 30 months) following the termination. In addition, the executive’s outstanding and unvested stock options, restricted stock and restricted stock unit awards will become fully vested and, in the case of options, will remain exercisable for ten years after the original grant date (or, if shorter, the maximum term of the option and subject to earlier termination on a change in control of us). In the case of Dr. Sherwin, if his benefits in connection with a change in control are subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code of 1986 (“Section 280G”), we will make an additional payment to him so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due (a “gross-up payment”).

Estimated Severance and Change in Control Benefits

The following charts present our estimate of the amount of the benefits to which each of the named executive officers would have been entitled had the executive’s employment terminated under the circumstances described above on December 31, 2007:

Involuntary Termination Other Than in Connection with Change in Control

Name	Cash Severance	Continuation of Health Benefits	Equity Acceleration(1)
Stephen A. Sherwin	$1,674,750	$47,348	$115,000
Sharon E. Tetlow	$422,500	$15,140	$57,500
Robert J. Dow	$552,500	$2,281	$57,500
Carol C. Grundfest	$370,500	$2,199	$57,500
Robert H. Tidwell	$422,500	$17,010	$57,500

Involuntary Termination in Connection with Change in Control

Name	Cash Severance	Continuation of Health Benefits	Equity Acceleration(1)	Section 280G Gross-up
Stephen A. Sherwin	$2,093,483	$59,185	$115,000	$779,812	(2)
Sharon E. Tetlow	$633,750	$22,709	$57,500	—
Robert J. Dow	$828,750	$3,421	$57,500	—
Carol C. Grundfest	$555,750	$3,298	$57,500	—
Robert H. Tidwell	$633,750	$25,515	$57,500	—

(1)

These columns report the intrinsic value of the unvested portions of each executive’s awards that would accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which the closing price of our common stock on the last trading day of the fiscal year exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock unit awards, this value is calculated by multiplying the closing price of our common stock on the last trading day of the fiscal year by the number of units subject to the accelerated portion of the award.

(2)	For purposes of calculating the Section 280G excise tax, we have assumed that the named executive officer’s outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control. The value of this acceleration (and thus the amount of the additional payment) would be slightly higher if the accelerated awards were assumed by the acquiring company rather than terminated upon the transaction.

Equity Compensation Plan Table

Information as of December 31, 2007 regarding equity compensation plans approved and not approved by stockholders is summarized in the following table.

	(A) Number of Shares to be Issued Upon Exercise of Outstanding Options		(B) Weighted-Average Exercise Price of Outstanding Options		(C) Number of Shares Remaining Available for Future Issuance Under Equity Incentive Plan (Excluding Shares Reflected in Column (A))
Equity compensation plans approved by stockholders	7,263,385		$7.80	(1)	4,640,992	(2)(3)
Equity compensation plans not approved by stockholders	2,165,203	(4)	$12.01		—

Total	9,428,588		$8.86	(1)	4,640,992

(1)	This calculation excludes 865,650 restricted stock units.
(2)	Includes 4,534,679 shares available under our 2005 Equity Incentive Plan, and 106,313 shares available under our 2002 Employee Stock Purchase Plan.
(3)	Options to purchase 2,361,535 shares of common stock were granted between January 1, 2008 and April 14, 2008, the Record Date, at the fair market value on the date of grant at prices ranging from $1.81 to $2.36.
(4)	All of these shares were subject to outstanding options under our 2001 Nonstatutory Stock Option Plan. Our 2001 Nonstatutory Stock Option Plan, which is not subject to stockholder approval, was adopted in January 2001 by our board of directors. The Nonstatutory Stock Option Plan permitted the grant to eligible employees of options to purchase up to 3.5 million shares. All of our employees were eligible to participate, including executive officers and members of our board of directors. The Nonstatutory Stock Option Plan was intended to help us attract and retain outstanding individuals in order to promote our success. Only nonstatutory stock options were granted under the 2001 Nonstatutory Stock Option Plan.

OTHER INFORMATION

Stock Ownership of Principal Stockholders and Management

The following table provides the beneficial ownership of our common stock as of February 15, 2008 by: (a) each person known to us to beneficially own five percent or more of the outstanding shares of our common stock; (b) each of our directors; (c) each of our executive officers named in the Summary Compensation Table below; and (d) all current directors and executive officers as a group. Unless otherwise indicated below, the address of each of the individuals named below is: c/o Cell Genesys, Inc., 500 Forbes Boulevard, South San Francisco, California 94080.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percentage Beneficially Owned(2)
5% Stockholders
Mazama Capital Management, Inc.	8,725,009	11.08%
One Southwest Columbia Street, Suite 1500
Portland, OR 97258
Legg Mason Capital Management, Inc.	5,098,025	6.47%
100 Light Street
Baltimore, MD 21202
Directors and Executive Officers
Stephen A. Sherwin, M.D.(3)	1,344,646	1.69%
David W. Carter(4)	52,500	*
Nancy M. Crowell(5)	75,000	*
James M. Gower(6)	59,036	*
John T. Potts, Jr., M.D.(7)	92,536	*
Thomas E. Shenk, Ph.D.(8)	109,000	*
Eugene L. Step(9)	82,500	*
Inder M. Verma, Ph.D.(10)	117,196	*
Dennis L. Winger(11)	52,500	*
Robert J. Dow, MBChB(12)	151,933	*
Carol C. Grundfest(13)	199,693	*
Sharon E. Tetlow(14)	147,444	*
Robert H. Tidwell(15)	333,494	*
All current executive officers and directors as a group (18 persons)(16)	3,924,458	4.78%

*	Less than one percent
(1)	The information in this table is based upon information supplied by directors and officers and, in the case of five percent stockholders, upon information contained in Schedules 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table, to our knowledge, have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)	Percentage of beneficial ownership is based on 78,755,234 shares of common stock outstanding as of February 15, 2008. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.
(3)	Includes 890,725 shares subject to options that are exercisable within 60 days after February 15, 2008. Additionally, includes 30,000 shares held in irrevocable trust for Dr. Sherwin’s child, as to which Dr. Sherwin disclaims any beneficial ownership.
(4)	Includes 52,500 shares subject to options that are exercisable within 60 days after February 15, 2008.

(5)	Includes 75,000 shares subject to options that are exercisable within 60 days after February 15, 2008.
(6)	Includes 52,500 shares subject to options that are exercisable within 60 days after February 15, 2008.
(7)	Includes 70,000 shares subject to options that are exercisable within 60 days after February 15, 2008. Additionally, includes 16,000 shares held in irrevocable trusts for Dr. Potts’ children, as to which Dr. Potts disclaims any beneficial ownership.
(8)	Includes 85,000 shares subject to options that are exercisable within 60 days after February 15, 2008.
(9)	Includes 52,500 shares subject to options that are exercisable within 60 days after February 15, 2008.
(10)	Includes 70,000 shares subject to options that are exercisable within 60 days after February 15, 2008.
(11)	Includes 52,500 shares subject to options that are exercisable within 60 days after February 15, 2008.
(12)	Includes 151,933 shares subject to options that are exercisable within 60 days after February 15, 2008.
(13)	Includes 199,693 shares subject to options that are exercisable within 60 days after February 15, 2008.
(14)	Includes 144,944 shares subject to options that are exercisable within 60 days after February 15, 2008.
(15)	Includes 333,494 shares subject to options that are exercisable within 60 days after February 15, 2008.
(16)	Includes 3,303,679 shares subject to options that are exercisable within 60 days after February 15, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10 percent of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such executive officers, directors and 10 percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of copies of such forms received by us, or written representations from certain reporting persons, we believe that, during 2007, our executive officers, directors and 10 percent stockholders complied with all applicable Section 16(a) filing requirements, except that Dr. Potts did not timely file one Form 4 with respect to a grant of 2,500 stock options, and subsequently reported such transaction on a Form 5.

Policies and Procedures with Respect to Related Party Transactions

Our audit committee charter requires that members of the audit committee, all of whom are independent directors, review and approve or ratify all related party transactions for which such approval is required under applicable law, including SEC and NASDAQ rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which we are a participant and in which any of the following persons has or will have a direct or indirect interest:

•	our executive officer, director or director nominee;

•	any person who is known to be the beneficial owner of more than 5% of our common stock;

•

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock; or

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

On April 25, 2007, the board of directors approved our Related Party Transaction Policies and Procedures, which outlines procedures for approving any material transaction in which we and a related party are participants, including any transaction with a related party in which the aggregate amount involved is expected to exceed $120,000.

The Related Party Transaction Policies and Procedures provides that the audit committee shall review the material facts of the transaction and either approve or ratify, or disapprove, the transaction, subject to certain exceptions described below. In determining whether to approve or ratify a related party transaction, the audit committee takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Certain transactions are deemed to be pre-approved by the audit committee under the terms of the Related Party Transaction Policies and Procedures, including:

•	any arrangement relating to executive officer or director compensation (so long as it will be described in our proxy statement);

•

any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•

any charitable contribution by us to a charitable organization or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts;

•

any transaction where the related person’s interest arises solely from the ownership of the our common stock and all holders of common stock received the same benefit on a pro rata basis (e.g. dividends);

•	any transaction involving a related party where the rates or charges involved are determined by competitive bids;

•

any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

In addition, our board of directors has delegated to the chair of the audit committee the authority to pre-approve or ratify, as applicable, any transaction with a related party in which the aggregate amount involved is expected to be less than $1 million.

All related party transactions shall be disclosed in our applicable filings with the SEC as required under SEC rules.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors is composed of Ms. Crowell and Messrs. Step and Winger, none of whom is or has been our officer or employee. The primary role of the audit committee is to provide oversight and monitoring of our management and the independent registered public accounting firm and their activities with respect to our financial reporting process. The board of directors has determined that each member of the audit committee is “independent” as defined in the listing standards of the Nasdaq Stock Market. The board of directors has adopted a written charter for the audit committee. In fulfilling its oversight responsibilities, the audit committee reviewed with management the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC, including discussing the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee reviewed with Ernst & Young LLP, an independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). In addition, the audit committee has received the written disclosures and the letter from Ernst & Young LLP required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP the registered public accounting firm’s independence from management and the Company.

The audit committee discussed with Ernst & Young LLP the overall scope and plans for the audit. The audit committee meets with Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The audit committee has recommended, subject to stockholder approval, the selection of our independent registered public accounting firm. This recommendation was based on a variety of factors, including a review of the qualifications of Ernst & Young LLP’s engagement team, as well as Ernst & Young LLP’s reputation for integrity and competence in the fields of accounting and auditing. The audit committee considered whether the provision of non-audit services provided by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence and has discussed with Ernst & Young LLP the registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board of directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

The foregoing report has been submitted by the undersigned in our capacity as members of the audit committee of our board of directors.

MEMBERS OF THE AUDIT COMMITTEE AS OF FISCAL YEAR 2007

Nancy M. Crowell

Eugene L. Step

Dennis L. Winger (chair)

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the board of directors may recommend.

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. Please vote as soon as possible.

THE BOARD OF DIRECTORS

Dated: April 17, 2008

CELL GENESYS, INC. C/O COMPUTERSHARE TRUST COMPANY, N.A. P.O. Box 43078 Providence, R.I. 02940-3078

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Cell Genesys, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cell Genesys, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CELLG1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CELL GENESYS, INC. Vote on Directors
1. To elect directors to serve until the next annual meeting of stockholders or until their successors are elected and duly qualified.
		For All	Withhold All	For All Except

Nominees:	01) Stephen A. Sherwin, M.D., 02) David W. Carter, 03) Nancy M. Crowell, 04) James M. Gower, 05) John T. Potts, Jr., M.D., 06) Thomas E. Shenk, Ph.D., 07) Eugene L. Step, 08) Inder M. Verma, Ph.D. 09) Dennis L. Winger	☐	☐	☐	To withhold authority to vote for any individual nominee(s) mark “For All Except” and write the number(s), of the nominee(s) on the line below.

Vote on Proposals					For	Against	Abstain

2. To amend the Company’s Certificate of Incorporation to increase the number of shares of the Company’s common stock that the Company has the authority to issue from 150,000,000 shares to 275,000,000 shares.

					☐	☐	☐

3. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008.					☐	☐	☐

4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.					☐	☐	☐

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE

ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

Please sign this proxy exactly as your name(s) appear(s) hereon. Joint owners should sign personally. An attorney, administrator, trustee, executor, guardian or other person signing in a representative capacity should indicate the name of the corporation and such officer’s capacity.

For address change/comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CELL GENESYS, INC.

2008 ANNUAL MEETING OF STOCKHOLDERS

JUNE 10, 2008

The undersigned stockholder of Cell Genesys, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 17, 2008, and hereby appoints Stephen A. Sherwin, M.D. and Sharon E. Tetlow, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of Cell Genesys, Inc. to be held on Tuesday, June 10, 2008 at 11:00 A.M. Pacific Time, at the Company’s offices at 500 Forbes Boulevard, South San Francisco, California 94080, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned is entitled to vote on the matters provided on the reverse side.

Address Change/Comments:

(If you noted any Address Change/Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE